Exhibit (j)(iv)(b) under Form N-1A
                                              Exhibit 23 under Item 601/Reg. S-K





  CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We  consent  to  the  references  to  our  firm  under  the  captions "Financial
Highlights"  in  the  Institutional  Shares  and  Institutional  Service  Shares
Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information for Federated Intermediate Corporate Bond Fund in Post-Effective Amendment Number 71 to the Registration Statement (Form N-1A, No. 33-3164) of Federated Intermediate Corporate Bond Fund and to the incorporation by reference of our report, dated June 14, 2007, on Federated Intermediate Corporate Bond Fund (one of the portfolios comprising Federated Income Securities Trust) included in the Annual Report to Shareholders for the fiscal year ended April 30, 2007.



/s/ ERNST & YOUNG LLP
Boston, Massachusetts
June 26, 2007